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                                                               EXHIBIT 12-1

                    RATIO OF EARNINGS TO FIXED CHARGES

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
                          Three Months
                              Ended               Year Ended June 30,
                          September 30, ---------------------------------------
                              1999       1999    1998    1997    1996    1995
                          ------------- ------- ------- ------- ------- -------
                                         (dollars in thousands)
EARNINGS:
Consolidated pretax
 income (loss) from
 continuing operations..    $(10,083)   $17,554 $20,213 $31,405 $35,818 $27,043
Interest................      10,734     45,479  44,364  42,945  45,312  41,043
Net amortization of debt
 discount and premium
 and issuance expense...         241        965   1,029   1,122   1,337   1,172
Interest portion of
 rental expense.........         719      2,876   2,252   2,528   3,012   2,704
                            --------    ------- ------- ------- ------- -------
  Earnings..............    $  1,611    $66,874 $67,858 $78,000 $85,479 $71,962
                            ========    ======= ======= ======= ======= =======
FIXED CHARGES:
Interest................    $ 10,734    $45,479 $44,364 $42,945 $45,312 $41,043
Net amortization of debt
 discount and premium
 and issuance expense...         241        965   1,029   1,122   1,337   1,172
Interest portion of
 rental expense.........         719      2,876   2,252   2,528   3,012   2,704
                            --------    ------- ------- ------- ------- -------
  Fixed charges.........    $ 11,694    $49,320 $47,645 $46,595 $49,661 $44,919
                            ========    ======= ======= ======= ======= =======
Ratio of earnings to
 fixed charges..........        0.14       1.36    1.42    1.67    1.72    1.60
                            ========    ======= ======= ======= ======= =======
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